Exhibit 99.1

Academy Award®-Winning Actor Anthony Hopkins’ Newest Thriller ZERO CONTACT to Premiere Exclusively as an NFT on CurrencyWorks’ VUELE Platform

VUELE™ is the First Global NFT Feature-Length Film and Digital Collectible Viewing Platform Powered by CurrencyWorks

Los Angeles, CA July 7, 2021 CurrencyWorks Inc. (“CurrencyWorks” or the “Company”), (CSE: CWRK and OTCQB: CWRK), a blockchain pioneer, NFT, and digital payment provider, today announced that the premiere of Anthony Hopkins’ new movie ZERO CONTACT will be exclusively on CurrencyWorks’ VUELE platform. (www.vuele.io)

ZERO CONTACT stars Academy Award®-Winner Anthony Hopkins (The Father) and features acclaimed actors Aleks Paunovic, Veronica Ferres and Chris Brochu among its ensemble cast. The film was shot during the COVID-19 global pandemic.

ZERO CONTACT follows five characters based all over the world and connected only by their devotion to the late founder and tech titan Finley Hart (played by Anthony Hopkins). They are forced to work together to shut down Hart’s most secret invention – a machine that is either the solution to mankind’s problems or the end of life on earth.

ZERO CONTACT is produced and directed by Rick Dugdale (Intrigo Anthology, Recon), written and co-produced by Cam Cannon (USS Indianapolis: Men of Courage), production design by Tink, cinematography by Edd Lukas; producer, Peter Toumasis (Man on Fire, Domino) with an executive producer team that includes Dan Petrie, Jr (Blackway, An Ordinary Man) and Dan Fellman (Logan Lucky) and Hakan Karlsson.

“This project was truly a one-of-a-kind experience. We had to innovate at every step of the way, shooting in 17 countries around the world. It only makes sense for a film like this to continue to break new ground by releasing via the blockchain,” said Producer/Director Rick Dugdale. “It’s a unique opportunity to be a part of history.”

VUELE, powered by CurrencyWorks (CSE: CWRK and OTCQB: CWRK) is the first direct-to-consumer, full-length feature film viewing and distribution platform delivering feature films and digital collectible entertainment content as NFTs. Users will be able to become owners of exclusive, limited edition film, and collector NFT content which they can watch, collect, sell, and trade on the vuele.io platform.

VUELE’s use of blockchain technology and NFT’s, will allow it to not only reach audiences with its feature films, but also provide additional value-added content in the form of NFTs offering (but not limited to) behind the scenes content, bonus features, exclusive Q&As, and memorabilia.

Enderby CEO Rick Dugdale commented on the new venture: “The film industry is always looking to break new ground to reach and connect with consumers. We’re now taking that to the next level, and VUELE announcing that its first feature stars Anthony Hopkins is a real statement of intent.”

Cameron Chell, Executive Chairman of CurrencyWorks, said: “For VUELE’s very first movie to be featuring such a high-profile star is a major endorsement for the platform. Our blockchain platform and NFT capabilities are enabling our partners to explore new opportunities. VUELE is poised to evolve the direct-to-consumer entertainment distribution.”

The VUELE platform is a joint venture between CurrencyWorks and Enderby Entertainment, which will be operated through a new subsidiary, EnderbyWorks LLC, which is owned 51% by CurrencyWorks and 49% by Enderby Entertainment. As part of the joint venture, CurrencyWorks USA, entered into a Technology Operating and License Agreement with EnderbyWorks pursuant to which CurrencyWorks USA agreed to provide NFT platform services in order for EnderbyWorks to develop and operate VUELE (vuele.io) platform. On July 6, 2021, CurrencyWorks USA entered in Secured Promissory Note and Security Agreement with EnderbyWorks pursuant to which the company provided a secured loan of $3,000,000 to EnderbyWorks. $2,000,000 will be provided within 10 days of July 6, 2021 and $1,000,000 will be provided by no later than the earlier of fifteen (15) days after the first NFT auction or September 30, 2021. The secured loan matures in three years and bears interest of 6% per annum, payable on maturity. Repayment of the loan is secured by all of the rights, title and interest in and to all of the assets of EnderbyWorks, including, without limitation, all rights under the Distribution License Agreement with 92 Films, LLC with respect to Zero Contact. On July 6, 2021, EnderbyWorks entered into a Distribution License Agreement with 92 Films, pursuant to which EnderbyWorks purchased, on an exclusive basis, all rights in and to Zero Contact for a period of 10 years for $3,000,000. All sums actually earned and received by EnderbyWorks from the exploitation of the Firm will be applied to EnderbyWorks’s recoupment of all actual, direct, out of pocket, third party marketing and advertising costs and expenses (not to exceed $3,000,000 with approval of 92 Films), to EnderbyWorks’s recoupment of the $3,000,000; and all sums remaining will be paid 50% to 92 Films and 50% to EnderbyWorks.

Full details of the joint venture are contained in the Company’s Form 8-K filed on July 7, 2021 at www.sec.gov.

About CurrencyWorks

CurrencyWorks Inc. (CSE: CWRK and OTCQB: CWRK) is a publicly traded company that builds and operates blockchain platforms for digital currencies, assets, and tokens.

For more information on CurrencyWorks, please visit us at www.currencyworks.io. For additional investor info visit www.currencyworks.io or www.sedar.com and www.sec.gov searching CWRK.

Media Contact

Arian Hopkins

arian@currencyworks.io

Company Contact

Bruce Elliott, President

Phone: 424-570-9446

Bruce.elliott@currencyworks.io

About VUELE

VUELE [pronounced View-lee] is the first direct-to-consumer, full-length feature film viewing and distribution platform delivering feature films and digital collectible entertainment content as NFTs. Users will be able to become owners of exclusive, limited edition film, and collector NFT content which they can watch, collect, sell, and trade on the vuele.io platform.

VUELE provides movie fans and collectors alike with the ultimate consumer-focused digital collection and viewing platform. Visit: www.vuele.io

Media

media@vuele.io

About Enderby Entertainment

Founded in 2006 by partners Rick Dugdale and Daniel Petrie, Jr., Enderby Entertainment is a global entertainment production, visual effects, and post-production company based in Beverly Hills, California, with Canadian operations in Kelowna, British Columbia.

Enderby Entertainment is built on innovation, integrity, and the refined philosophy that passion and cutting-edge methodology to create compelling, story-driven projects efficiently with no-compromise in quality. For more, visit www.enderbyentertainment.com.

Media Contact

Enderby Entertainment

Staci Griesbach

StaciGriesbach@LunaWorldwide.com